Lazard Brothers & Co., Limited ("Lazard Brothers") is acting for General Electric Capital Corporation ("GE Capital") in relation to the Offer and no one else, and will not be responsible to anyone other than GE Capital for providing the protections afforded to customers of Lazard Brothers nor for providing advice in relation to the Offer. Lazard Brothers is acting through Lazard Freres & Co. LLC for the purpose of making the Offer in and into the United States.
--------------------------------------------------------------------------------

                             RECOMMENDED CASH OFFER

                                       BY
                         LAZARD BROTHERS & CO., LIMITED
                                  ON BEHALF OF
                      GENERAL ELECTRIC CAPITAL CORPORATION

                       TO ACQUIRE THE WHOLE OF THE ISSUED
                         AND TO BE ISSUED SHARE CAPITAL
                                       OF
                       CENTRAL TRANSPORT RENTAL GROUP PLC

  THERE WILL BE AN INITIAL OFFER PERIOD WHICH WILL EXPIRE AT 3:00 P.M. (LONDON
  TIME), 10:00 A.M. (NEW YORK CITY TIME) ON SEPTEMBER 2, 1997, UNLESS EXTENDED (THE "INITIAL OFFER PERIOD"). AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS (THE "SUBSEQUENT OFFER PERIOD"). HOLDERS OF CTR SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD, EXCEPT IN CERTAIN LIMITED CIRCUMSTANCES.

                                                                  August 4, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    Lazard Freres & Co. LLC has been appointed by General Electric Capital Corporation ("GE Capital") to act as dealer manager in the United States (the "Dealer Manager") in connection with an offer by Lazard Brothers & Co., Limited, on behalf of GE Capital, to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 4, 1997 (the "Offer to Purchase") and the related Acceptance Form (as defined in the Offer to Purchase) (collectively, the "Offer"), (i) all outstanding ordinary shares of 1 pence each ("CTR Shares") of Central Transport Rental Group plc ("CTR") for 16 pence per CTR Share in cash and (ii) all outstanding American Depositary Shares of CTR, each representing three CTR Shares ("CTR ADSs" and, together with CTR Shares, "CTR Securities") and evidenced by American Depositary Receipts ("CTR ADRs"), for 48 pence per CTR ADS in cash.

    THE BOARD OF CTR, WHICH HAS BEEN SO ADVISED BY MORGAN GRENFELL & CO., LIMITED, ITS FINANCIAL ADVISOR, CONSIDERS THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE. IN PROVIDING ADVICE TO THE BOARD OF CTR, MORGAN GRENFELL & CO., LIMITED HAS TAKEN ACCOUNT OF THE COMMERCIAL ASSESSMENTS OF THE DIRECTORS OF CTR. ACCORDINGLY, THE DIRECTORS OF CTR HAVE UNANIMOUSLY RECOMMENDED ALL HOLDERS OF CTR SECURITIES TO ACCEPT THE OFFER, AS CERTAIN OF THEM HAVE IRREVOCABLY UNDERTAKEN TO DO IN RESPECT OF THEIR PERSONAL HOLDINGS OF CTR SHARES AND OPTIONS IN RESPECT OF CTR SHARES.

    For your information and for forwarding to those of your clients for whom you hold CTR ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  The Offer to Purchase;

        2. A printed form of letter that may be sent to your clients for whose account you hold CTR ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        3. The Letter of Transmittal to be used by holders of CTR ADSs to accept the Offer;

        4.  The Notice of Guaranteed Delivery;

        5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        6.  The return envelope addressed to the US Depositary.

    THE OFFER CANNOT BE ACCEPTED IN RESPECT OF CTR SHARES BY MEANS OF A LETTER OF TRANSMITTAL. A FORM OF ACCEPTANCE FOR ACCEPTING THE OFFER IN RESPECT OF CTR SHARES CAN BE OBTAINED FROM THE INFORMATION AGENT, THE US DEPOSITARY OR THE UK RECEIVING AGENT (AS EACH SUCH TERM IS DEFINED IN THE OFFER TO PURCHASE).

    In all cases, payment for CTR ADSs purchased pursuant to the Offer will be made only after timely receipt by the US Depositary of CTR ADRs evidencing such CTR ADSs or a confirmation of book-entry transfer, together with the Letter of Transmittal (or a facsimile copy thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and any other documents required by the Letter of Transmittal.

    GE Capital will not pay any fees or commissions to any broker, dealer, or other person (other than Lazard Brothers & Co., Limited, the Dealer Manager, the US Depositary, the UK Receiving Agent and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of acceptances of the Offer with respect to CTR ADSs evidenced by CTR ADRs. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your client.

    Morgan Grenfell & Co., Limited, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for CTR and for no one else in connection with the Offer and will not be responsible to anyone other than CTR for providing the protections afforded to its customers nor for giving advice in relation to the Offer.

    Additional copies of the enclosed materials may be obtained from the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth in the Offer to Purchase.

    Terms defined in the Offer to Purchase shall have the same meanings in this letter.

                               Very truly yours,

                            LAZARD FRERES & CO. LLC

                              30 Rockefeller Plaza
                            New York, New York 10020
                      (212) 632-6717 within New York City

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF LAZARD BROTHERS & CO., LIMITED, GE CAPITAL, GENERAL ELECTRIC COMPANY, THE US DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER, OR THE UK RECEIVING AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.